UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 27, 2009

Date of report (Date of earliest event reported)

BECKMAN COULTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(Address of principal executive offices) (Zip Code)

(714) 871-4848

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Beckman Coulter, Inc. (“Beckman Coulter”) has entered into a Master Purchase Agreement, dated as of February 27, 2009 (the “Purchase Agreement”), with Olympus Corporation (“Olympus”) to acquire the diagnostic systems portion (the “Diagnostic Systems Business”) of its life sciences business, for 77.45 billion Japanese Yen (approximately U.S. $800 million based on currency exchange rates as of the signing) (the “Closing Payment”). Olympus is a Tokyo-headquartered precision technology company that creates opto-digital solutions in healthcare, life science and consumer electronic products. The Diagnostic Systems Business encompasses the development, manufacturing, marketing, sale, distribution and use of clinical chemistry and immunoassay analyzers, blood transfusion testing systems, and the chemical reagents and other consumables used with them, and related laboratory automation equipment, for in vitro diagnostic testing of samples from humans and animals.

Beckman Coulter will pay the Closing Payment through (i) a minimum cash payment of 47.5 billion Japanese Yen (approximately U.S. $490 million based on currency exchange rates as of the signing) and (ii) up to 29.95 billion Japanese Yen (approximately U.S. $310 million based on currency exchange rates as of the signing) (the “Stock Purchase Price”) in either cash or common stock, at Beckman Coulter’s option (with any such cash in lieu of stock subject to an approximately five percent discount on the Stock Purchase Price). For purposes of calculating the Stock Purchase Price, a share of common stock of Beckman Coulter is valued at the Japanese Yen equivalent of the average closing price for the 20 consecutive trading days prior to the fifth business day prior to the closing date. To the extent common stock is issued to Olympus, the cash portion of the Stock Purchase Price will be adjusted, as needed, so as to cause Olympus to own less than 14.9% of the outstanding capital stock of Beckman Coulter immediately after the closing. The Closing Payment is subject to adjustment based on a comparison of estimated net assets at closing to a target amount of net assets as well a reduction for net debt remaining at the closing. Beckman Coulter currently expects to finance the Closing Payment with a combination of newly issued debt (representing approximately U.S. $500 million) and newly issued common stock (representing approximately U.S. $300 million).

On February 27, 2009, Beckman Coulter also entered into forward contracts with Bank of America, N.A., J.P. Morgan Chase, Wells Fargo Bank, N.A., Morgan Stanley Capital Services Inc., The Royal Bank of Scotland and Scotia Capital covering the full amount of the Closing Payment in order to hedge the risk of changes in the exchange rate of the Japanese Yen versus the U.S. Dollar between the signing and closing of the transactions contemplated by the Purchase Agreement. The forward contracts transactions effectively fixed the U.S. Dollar cost of the Closing Payment at U.S. $780 million.

The Purchase Agreement contemplates that Olympus will spin-off the Diagnostic Systems Business assets in Germany, France and Japan into newly formed entities in each respective jurisdiction, and that Beckman Coulter will acquire the capital stock of each of the newly formed entities. Additionally, Beckman Coulter will purchase assets related to the Diagnostic Systems Business from various subsidiaries and affiliates of Olympus, which are located in approximately twenty other foreign countries.

The closing of the transaction also is subject to the parties’ mutual agreement to all schedules to the Purchase Agreement and agreement on several ancillary documents, including the (1) Transition Services Agreement, (2) Cross-License Agreement, (3) Technology Transfer Agreement and (4) Stockholder Rights Agreement (to the extent common stock of Beckman Coulter is issued at the closing for a portion of the Closing Payment). Either party may terminate the Purchase Agreement if, by the later of March 31, 2009 or 15 days after Olympus delivers all of the schedules to Beckman Coulter, the parties have not agreed on the final schedules to the Purchase Agreement.

Beckman Coulter and Olympus have made customary representations and warranties in the Purchase Agreement, including representations by Olympus regarding the operations of the Diagnostics Systems Business and the entities that will be acquired at the closing. The obligations of Beckman Coulter and Olympus to complete the transactions contemplated by the Purchase Agreement also are subject to certain closing conditions, including the (1) expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of applicable non-U.S. antitrust approvals; (2) accuracy in all material respects of each party’s representations and warranties; (3) material compliance by each party with its obligations and covenants under the Purchase Agreement; (4) absence of any injunction, decree or order issued by a governmental entity prohibiting the completion of the transaction; (5) assignment of material registrations, licenses and approvals; (6) receipt of audited statement of assets acquired and liabilities assumed and statement of direct revenues and expenses of the Diagnostic Systems Business; and (7) receipt of consents to the assignment of certain material agreements.

The parties have agreed to indemnify each other for any breach by the indemnifying party of the representations, warranties, covenants and other agreements contained in the Purchase Agreement or any of the local spin-off and asset transfer agreements. Representations and warranties survive for two years after the closing date, other than representations and warranties related to organization, due authorization, sufficiency of assets, capitalization, trade practices, taxes and the structure of the acquired entities in Germany and France (the “Surviving Representations”), which will survive until expiration of the applicable statute of limitations periods. The maximum indemnification obligation (other than for breaches of the Surviving Representations) is 12.5% of the Closing Payment and is subject to a deductible of 1% of the Closing Payment.

The Purchase Agreement is subject to customary termination rights. In addition, Beckman Coulter is required to pay Olympus a termination fee of 2.5 billion Japanese Yen (approximately U.S. $26 million based on currency exchange rates as of the signing) if all conditions for Beckman Coulter to close are met and Beckman Coulter is unable or unwilling to close or otherwise fails to close in breach of the Purchase Agreement. Beckman Coulter also is required to pay the termination fee described above if all conditions to closing have been met or waived, except that (1) the closing shall not have occurred by December 31, 2009 or such later date as the parties agree (unless the failure to consummate the transaction is due to Olympus’ failure to perform its agreements prior to the closing) because all antitrust approvals have not been obtained or waived, or (2) a governmental antitrust authority has issued an order restraining, enjoining or prohibiting the transactions and the order has become final and non-appealable, and in each case, Olympus thereafter terminates the Purchase Agreement.

Assuming the parties agree to the schedules and ancillary agreements to the Purchase Agreement and the conditions to closing have been satisfied, the transaction is expected to close in the third quarter of 2009.

The foregoing summary of the Purchase Agreement and the forward contracts does not purport to be complete and is subject to the terms and conditions of the Purchase Agreement and forward contracts.

Item 3.02 Unregistered Sale of Equity Securities.

As described above under Item 1.01 of this Current Report on Form 8-K, pursuant to the terms and conditions of the Purchase Agreement, Beckman Coulter has the option to pay a portion of the Closing Payment with shares of its common stock. The shares of common stock of Beckman Coulter to be issued upon consummation of the acquisition will be issued to Olympus in a private placement transaction in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Beckman Coulter has received a representation from Olympus that any shares of common stock will be acquired for investment and not with a view to any distribution of the shares.

Item 7.01 Regulation FD Disclosure

In 2010, the existing Olympus Diagnostics Systems Business is anticipated to generate approximately $40 to $50 million in operating income and approximately $500 million of revenue, continuing Olympus’ estimated above-market constant currency growth trend over the last several years. In addition, Beckman Coulter believes it can reduce operating expenses between $50 and $60 million against the more than $1.2 billion of combined operating expenses. Savings are expected to be realized from leveraging existing global infrastructure and integrating sales, service administrative and R&D activities. Included in the expense reductions is the elimination of the Olympus immunoassay product line following the closing, which is anticipated to reduce 2010 revenues by approximately $5 million with almost no impact to 2010 gross profit. Beckman Coulter expects to eliminate approximately $20 million of R&D expense in 2010, due primarily to elimination of the Olympus immunoassay R&D program. Excluding amortization costs related to FAS 141R, Beckman Coulter believes the acquisition will be accretive to earnings in 2010.

The foregoing information in this Item 7.01 is being furnished, not filed, under this Form 8-K and should not be deemed incorporated into any document unless specifically incorporated by reference.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the above described acquisition, the expected effect of the acquisition on Beckman Coulter’s financial results and its role in advancing Beckman Coulter’s business. These statements are based on current expectations, forecasts and assumptions. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond Beckman Coulter’s control, including antitrust and other governmental approvals, the negotiation of certain ancillary agreements, schedules and transition agreements and certain other customary conditions. Among other things, these factors include the risk that the acquisition will not be completed, the possibility that Beckman Coulter will not be able to obtain the leverage across the companies’ installed base that is anticipated, that anticipated changes to infrastructure will not be realized or will cost more than anticipated, that currency rates will fluctuate and that Beckman Coulter’s financial results will be different from those anticipated when the effects on operating margins and revenue growth were calculated. For a further list and description of risks and uncertainties associated with Beckman Coulter’s businesses, see reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Beckman Coulter disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This communication is neither an offer to sell nor a solicitation of an offer to sell any securities of Beckman Coulter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2009	BECKMAN COULTER, INC.

	By:	/s/ PATRICIA STOUT
Name: Patricia Stout Title: Deputy General Counsel

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